Exhibit 10.3

SHAREHOLDER RIGHTS AGREEMENT

This SHAREHOLDER RIGHTS AGREEMENT, dated as of June 2, 2025 (as amended or restated from time to time, this “Agreement”), is made by and between ATAI Life Sciences N.V., a company incorporated in the Netherlands with company number 80299776, whose registered office is at Wallstraße 16, 10179 Berlin, Germany (the “Company”) and Apeiron Investment Group Ltd (the “Investor”). The Investor and the Company are referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, in connection with the Company’s entry into (i) that certain Share Purchase Agreement, dated as of June 2, 2025 (the “Purchase Agreement”), by and among the Company, Beckley Psytech Limited, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY and certain other parties thereto and (ii) that certain Voting Agreement, dated as of June 2, 2025 (the “Voting Agreement”), by and among the Company, the Investor, and the other party thereto, the Company and the Investor desire to enter into this Agreement concerning the Investor’s board nomination rights in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of the Investor or any of their respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to the Investor, any fund, account or investment vehicle will be deemed an Affiliate of the Investor if under common “control” as defined in the immediately preceding sentence.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

“Board” means, as of any date, the Board of Directors of the Company.

“Condition Precedent” means that certain obligation of the Investor pursuant to Section 1.1 of the Voting Agreement to use commercially reasonable efforts to, at the Company’s request, solicit those additional Company shareholders as mutually agreed to by the Company and Shareholder to enter into a form of voting agreement substantially similar to the form of voting agreement attached thereto as Exhibit B.

“Current Investor Appointees” means Christian Angermayer and John Hoffman.

“Director” means any member of the Board.

“Equity Securities” means (i) shares of any class of ordinary shares of a Person, and (ii) any options, warrants, rights, units or securities of a Person or any of its Affiliates convertible or exercisable into or exchangeable for (whether presently convertible, exchangeable or exercisable or not) common, preferred or capital shares of such Person. For the avoidance of doubt, references to “Equity Securities” in this Agreement that do not specify the Person to which such “Equity Securities” relate shall be deemed to reference Equity Securities of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any federal, state, local, or foreign government or subdivision thereof, or any other governmental, administrative, arbitral, regulatory or self-regulatory authority (including Nasdaq and FINRA - Financial Industry Regulatory Authority), instrumentality, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Investor Designee” has the meaning set forth in Section 2.1(a).

“Laws” mean, collectively, any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Nasdaq” means the Nasdaq Global Market, or any other national securities exchange on which the Ordinary Shares are then-listed.

“Ordinary Shares” means ordinary shares in the capital of the Company, with a nominal value of EUR 0.10 each, which shares are shares in registered form (aandelen op naam).

“Organizational Documents” means the articles of association, certificates of incorporation and by-laws or comparable governing documents of the Company as the same may be in effect from time to time.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Permitted Transferee” means, with respect to the Investor, (a) any of its Affiliates or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, the Investor or any of its Affiliates or (b) any other person with the prior written consent of the Company.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

ARTICLE II
BOARD REPRESENTATION

Section 2.1 Board Nomination Rights.

(a) The Company agrees that, subject to Section 2.1(b) and Section 2.1(c) and upon the satisfaction of the Condition Precedent, as reasonably determined by the Board (excluding the Current Investor Appointees) acting in good faith (such time the “Condition Precedent Satisfaction Time”), the Investor shall have the right, but not the obligation, to select (A) for so long as the Investor, together with its Affiliates and Permitted Transferees,  Beneficially Owns 12.5% or more of the issued and outstanding Equity Securities of the Company, two (2) designees (each, an “Investor Designee”) (provided, that at least one such Investor Designee shall at all times satisfy the independence criteria of the U.S. Securities and Exchange Commission or Nasdaq, as applicable (the “Independence Criteria”), subject to diligence by the Company’s Nominating and Governance Committee) and (B) for so long as the Investor, together with its Affiliates and Permitted Transferees, Beneficially Owns 7.5% or more (but less than 12.5%) of the issued and outstanding Equity Securities of the Company, one (1) Investor Designee (clauses (A) and (B) collectively, the “Ownership Criteria”), in each case of clauses (A) and (B), subject to each such Investor Designee’s compliance with the customary requirements of the Company’s Nominating and Governance Committee for service on the Board (such rights, the “Nomination Rights”). The Investor and the Company hereby agree that at such time as the Investor or its controlled Affiliates Beneficially Own less than 7.5% of the issued and outstanding Equity Securities of the Company, the Nomination Rights will no longer be of any force or effect. Notwithstanding the foregoing, if, during the term of the Current Investor Appointees or any Investor Designee, the Investor at any time fails to satisfy the Ownership Criteria, it is hereby acknowledged and agreed that the Current Investor Appointees or Investor Designees, as applicable, will be permitted to serve the remainder of each of their respective current terms as Directors.

(b) As of the date hereof, the Company and the Investor hereby acknowledge and agree that Investor has appointed to the Board the Current Investor Appointees. Notwithstanding any Nomination Right set forth in Section 2.1(a), the total number of directors that the Investor shall be entitled to nominate to the Board shall be reduced by the number of Current Investor Appointees serving on the Board at such time.

(c) Notwithstanding the satisfaction of the Condition Precedent, if at any time the Board (excluding the Current Investor Appointees) reasonably determines in good faith that the Investor has failed to perform its obligations pursuant to Section 1.2 of the Voting Agreement, the Board may deliver written notice (a “Termination Notice”) of such determination to the Investor providing the Investor five (5) business days (the “Cure Period”) to cure such failure to perform (if capable of being cured).  Following the delivery of a Termination Notice, the Nomination Rights shall terminate upon the conclusion of the Cure Period, unless otherwise cured, or, if such failure to perform is not capable of being cured, immediately upon receipt of such Termination Notice. For the avoidance of doubt, any failure by the Investor to vote the Subject Shares (as defined in the Voting Agreement) in favor of any shareholder approval sought by the Company in respect of a Domicile Transaction (as defined in the Voting Agreement) shall constitute a failure by the Investor to perform its obligations pursuant to Section 1.2 of the Voting Agreement, provided that the Investor’s obligations pursuant to Section 1.2 of the Voting Agreement remain subject to (i) receipt of a satisfactory analysis from the Company’s advisors showing no material and adverse tax impact to the Company or to its shareholders generally and (ii) confirmation to the Shareholder’s (as defined in the Voting Agreement) satisfaction by the Shareholder’s tax experts that no material and adverse tax impact to the Shareholder will arise as a direct result of the Company consummating a Domicile Transaction (as defined in the Voting Agreement).

(d) Subject to Section 2.1(c), in the event that any Investor Designee (1) resigns from the Board, becomes unable to serve on the Board due to death, disability or other reasons or otherwise ceases to serve on the Board for any reason prior to the expiration of the Investor Designee’s term or (2) is removed from the Board consistent with the Organizational Documents of the Company, in each of clauses (1) or (2), the Investor will have the right to designate another replacement Director who is reasonably acceptable to the Company (a “Replacement Director”) who shall serve as a Director of the Company until the end of such term. Further, at any time where more than one Investor Designee nominated pursuant to Section 2.1(a) hereunder shall fail to satisfy the Independence Criteria (subject to diligence by the Company’s Nominating and Governance Committee), the Investor may cause either such Investor Designee to resign from the Board and will have the right to designate a Replacement Director, subject to the requirements set forth in Section 2.1(a).

(e) The Company agrees to include in the slate of candidates for election to the Board at any meeting of shareholders called for the purpose of electing Directors all Investor Designees that the Investors has selected pursuant to Section 2.1(a), to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as an Investor Designee pursuant to this Agreement.

(f) All committee assignments for the Investor Designee will be determined by the Nominating and Governance Committee after consultation with the Investor Designee (and subject to applicable legal requirements, including the corporate governance rules of Nasdaq).

(g) Unless waived by the applicable Investor Designee, each Investor Designee shall be entitled to receive (i) any and all applicable Director and committee fees and compensation that are payable pursuant to the Company’s Director compensation plan and (ii) reimbursement by the Company for reasonable and documented out-of-pocket expenses incurred while traveling to and from Board and committee meetings as well as travel for other business related to his or her service on the Board or committees thereof, subject to any maximum reimbursement obligations of general applicability to Directors as may be established by the Board from time to time.

(h) The Company and the Investors acknowledge that each Investor Designee, upon election or appointment to the Board, shall be obligated to abide, in all respects, by and with all policies and procedures of the Company that are applicable to all Directors. The Company shall at all times (i) provide each Investor Designee (in his or her capacity as a member of the Board) with the same rights and benefits (including with respect to insurance, indemnification and exculpation) that it provides to other members of the Board and (ii) maintain directors’ and officers’ liability insurance as determined by the Board.

ARTICLE III
MISCELLANEOUS

3.1 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective Parties hereto at the following addresses (or at such other address for a Party hereto as shall be specified by like notice): (a) if to the Company, to ATAI Life Sciences N.V., Attention: Ryan Barrett, Sean Sheppard, Wallstraße 16, 10179 Berlin, Germany, [***], [***] (with a copy (which shall not constitute notice) to: Latham & Watkins (London) LLP, Attention: Nathan Ajiashvili, Robbie McLaren, 99 Bishopsgate, London EC2M 3XF, United Kingdom, Nathan.Ajiashvili@lw.com, Robbie.McLaren@lw.com) and (b) if to the Investor, to [***], or to such other address or email address as such Party hereto may hereafter specify in writing for the purpose by notice to each other Party hereto.

3.2 Termination.  This Agreement shall terminate automatically, without any notice or other action by any person, upon the first to occur of (a) the termination of the Purchase Agreement in accordance with its terms and (b) the mutual written consent of all of the Parties  hereto.  Upon termination of this Agreement, no Party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article III shall survive any termination of this Agreement.

3.3 Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party hereto or, in the case of a waiver, by each Party hereto against whom the waiver is to be effective.  Any purported amendment or waiver not made in accordance with the foregoing shall be null and void.  No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

3.4 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto, unless to a Permitted Transferee. No assignment by any Party hereto shall relieve such Party hereto of any of its obligations hereunder.  In connection with any assignment to a Permitted Transferee, all references herein to the “Investor” shall be deemed to include such permitted assigns. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

3.5 Governing Law; Jurisdiction.

(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with New York law.

(b) The Parties irrevocably agree that the courts of New York shall have exclusive jurisdiction to settle any Dispute.

(c) For the purposes of this Section 3.5, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

3.6 Counterparts.  This Agreement may be executed in one or more counterparts (including by electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto.  Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.

3.7 Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.

3.8 Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible to the fullest extent permitted by applicable Law.

3.9 Specific Performance.  The Parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and, accordingly, that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the other Party’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which each Party is entitled at law or in equity.  In any action, suit, claim, or proceeding for specific performance, each Party will waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 3.9.

3.10 Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.11 Mutual Drafting.  Each Party hereto has participated in the drafting of this Agreement, which each Party hereto acknowledges is the result of extensive negotiations between the Parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

3.12 Further Assurances.  The Company and the Investor will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

3.13 Interpretation.  Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article” and “Section” refer to the specified article or section of this Agreement.

3.14 Capacity as Investor.  Notwithstanding anything herein to the contrary, (a) the Investor signs this Agreement solely in Investor’s capacity as a holder of Equity Securities in the Company, and not in any other capacity, and (b) nothing herein shall in any way restrict a Director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a Director or officer of the Company, or in the exercise of his or her fiduciary duties as a Director or officer of the Company, or prevent or be construed to create any obligation on the part of any Director or officer of the Company from taking any action in his or her capacity as such Director or officer.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ATAI LIFE SCIENCES N.V.

By:	/s/Srinivas Rao
Name: Srinivas Rao
Title: CEO

APEIRON INVESTMENT GROUP LTD

By:	/s/ Mario Frendo
Name: Mario Frendo
Title: Director

[Signature Page to Shareholders Rights Agreement]